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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Devon Energy Corporation:

        We consent to the incorporation by reference in the registration statement (No. 333-188047, 333-188041) on Form S-3 and (No. 333-107025, 333-127645, 333-159140, 333-188678) on Form S-8 of Crosstex Energy, L.P. of our report dated November 19, 2013, with respect to the combined balance sheets of Devon Midstream Holdings, L.P. Predecessor as of December 31, 2012 and 2011, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the Form 8-K of Crosstex Energy, L.P. dated November 22, 2013.

/s/ KPMG LLP

Oklahoma City, Oklahoma
November 22, 2013

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  Exhibit 23.1